Exhibit 99.1

            Cullen/Frost and Overton Bancshares Announce Merger Agreement

            SAN ANTONIO, Feb. 17 /PRNewswire/ -- Cullen/Frost Bankers, Inc. (NYSE: CFR - news) and Overton Bancshares, Inc., announced today that they have signed a definitive agreement that provides for the merger of Overton into Cullen/Frost.

            The merger of Overton, the largest Fort Worth, Texas based banking institution, will position Cullen/Frost in the attractive Tarrant and Dallas counties. This entry into Fort Worth, the third largest job market in the state, increases Cullen/Frost's deposit market share in the state from tenth to seventh.

            Under the terms of the agreement, which was unanimously approved by both boards of directors, Overton shareholders will receive 3.71 shares of Cullen/Frost stock for each share of Overton common stock. The value of the transaction is $253.5 million, which represents an exchange value of $215.85 per Overton share based on Cullen/Frost's closing stock price of $58.1875 on February 13, 1998. The merger, which will be accounted for as a pooling-of- interests transaction, will be tax-free to Overton shareholders and is expected to be consummated in the second quarter of 1998. The merger will result in the issuance of approximately 4.36 million Cullen/Frost shares.

            Dick Evans, Chairman and CEO of Cullen/Frost said, "The combination with Overton represents a logical extension of Cullen/Frost's Texas strategy and provides us with an excellent entry vehicle into the attractive Fort Worth/Dallas region. This combination enhances the overall Cullen/Frost franchise and positions Cullen/Frost in each of the major high growth markets in Texas. I am confident that Overton bankers and customers will feel at home with Cullen/Frost because our community-oriented banking styles and customer bases are so similar. The strong asset base and earnings power of the combined franchise should result in improved returns for our shareholders. We are also extremely pleased that David Tapp will continue his current responsibilities by serving as the President of the Fort Worth/Dallas region."

            Dick Evans also noted that Cass Edwards, Chairman of the Board of Overton Bancshares, Inc. and Denny Alexander, Chairman of the Board of Overton Bank and Trust, have agreed to join the Cullen/Frost Board and all current Overton board members will continue as advisory directors for their region.

            Denny Alexander said, "Overton has chosen a merger partner that will generate superior long-term value for our stockholders. Our organizations have highly complementary banking franchises with remarkably similar business and operating cultures that will add value to our customers, employees and stockholders. Working together we can bring our customers enhanced banking services and a common commitment to quality customer service within the communities we serve."

            The transaction is expected to be slightly dilutive to Cullen/Frost's 1998 earnings per share and accretive thereafter. These expectations are based on estimated cost savings of 15% of Overton's expense base and revenue enhancements of 5% of Overton's revenue base. The synergies are expected to be phased-in 50% in 1998, 75% in 1999 and 100% thereafter.

            Overton Bancshares, headquartered in Fort Worth, is an $863 million bank holding company with 14 branches in Tarrant and Dallas counties. Overton carries the sixth highest market share in the Fort Worth MSA where it operates 12 branches. Overton specializes in middle-market corporate lending and trust services and has a fourteen-bank correspondent network and $1.8 billion in trust assets under management.

            Cullen/Frost is a $5.2 billion bank holding company that provides banking services through 60 financial centers across Texas in Austin, Corpus Christi, Galveston, Houston, McAllen, New Braunfels, San Antonio, and San Marcos. Cullen/Frost specializes in corporate, consumer and mortgage lending, and trust management services. Cullen/Frost is the largest independent Texas-based bank and its common stock is traded on the New York Stock Exchange under the symbol CFR.

            CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.

            This press release contains forward-looking statements with respect to management beliefs, estimates, projections, assumptions, financial condition, results of operation and business of Cullen/Frost, Overton, and, assuming the consummation of the merger, a combined Cullen/Frost-Overton, including statements relating to: (a) cost savings and accretion to reported earnings that will be realized from the merger and (b) impact on the revenues of the merger. These forward-looking statements involve certain risks and uncertainties, including, among others, (a) potential difficulties in integrating Overton and Cullen/Frost,(b) failure to achieve expected cost savings or revenue enhancement, (c) competitive pressures and regulatory changes affecting Overton's and Cullen/Frost's businesses, and (d) general economic factors, including interest rate levels.